EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Provides Update to Fourth Quarter 2012 Outlook

WEST CHESTER, OH, November 13, 2012 - AK Steel (NYSE: AKS) today provided an update to its outlook for the fourth quarter of 2012 contained in its Quarterly Report on Form 10-Q for the third quarter 2012 (“Third Quarter 2012 Form 10-Q”), including preliminary guidance on its fourth quarter financial results.
AK Steel said today that it now expects shipments of approximately 1,375,000 to 1,400,000 tons in the fourth quarter of 2012 compared to shipments of 1,363,500 tons in the third quarter of 2012. The company said it expects that its average selling price for all products for the fourth quarter of 2012 will decline by approximately 5% from its average selling price of $1,073 per ton for the third quarter of 2012. This reduction in average selling price is largely the result of two factors: lower average spot market prices for carbon steel products compared to the third quarter, due primarily to a decline in global economic and business conditions; and reduced raw material surcharges, due to lower raw material costs.
AK Steel said that it also has begun to experience lower costs for raw materials, but it does not expect the lower average selling prices it projects for the fourth quarter will be fully offset by reduced raw material costs, principally due to the lag between the time period used to determine the price of certain key raw materials, in particular iron ore, and when those raw materials are actually purchased.
AK Steel said that, similar to the pattern of the last couple of years, the company has seen a strong increase in its order book in the month of October compared to the preceding September. The company has also seen an increase in pricing for carbon flat rolled steel products. The company has announced two carbon flat rolled steel price increases so far in the fourth quarter, a $40 per ton increase announced on October 17, 2012 and a $50 per ton increase announced on November 5, 2012. These carbon steel price increases were driven in large part by increases in carbon scrap prices in both October and November. The company cautioned, however that the majority of the benefits associated with these price increases will not be realized until the first quarter of 2013, principally because a significant portion of the carbon steel products it will ship in the fourth quarter was sold prior to the price increases and because of a lag between when a price increase occurs and the time it takes for purchased product to work its way through inventory to being shipped. In addition, scrap cost increases are expected to result in a reduction in the company's LIFO credit in the fourth quarter compared to the third quarter.
AK Steel also said that, despite a projected pre-tax loss, it expects to record income tax expense for the fourth quarter of 2012. Included below in its projected net loss for the fourth quarter is a non-cash income tax charge of approximately $35.0 million, or $0.33 per share, as a result of an expected change in a tax valuation allowance on the company's deferred tax assets.

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For a further explanation of the impact of the valuation adjustment on the company's tax position, see Note 3 to the company's Third Quarter 2012 Form 10-Q, a copy of which is available in the “Investors” section of the company's website at www.aksteel.com.
As a result of all of these factors, AK Steel said it expects to incur a net loss of between $0.67 and $0.72 per diluted share of common stock for the fourth quarter of 2012, which includes approximately $0.33 per share related to the non-cash income tax charge discussed above. This estimate excludes a probable non-cash pension corridor charge addressed in the Third Quarter 2012 Form 10-Q and contemplates the company's current capital structure.
Safe Harbor Statement
Actual results for the quarter could differ from the expectations set forth above, based upon changes in the economic conditions and industry environment (including demand and pricing, as well as raw material pricing). Investors should not place undue reliance on AK Steel's expectations. The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as updated in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously-mined ore reserves.

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